UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2009

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14315	76-0127701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10943 North Sam Houston Parkway West Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 897-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On July 15, 2009, NCI Building Systems, Inc. (“NCI” or the “Company”) announced that it has entered into an agreement with Wachovia Bank National Association, as administrative agent of the lenders named in the Company’s Credit Agreement date June 18, 2004 (the “Credit Agreement”), securing the extension of the waiver granted on May 20, 2009 of certain covenants under the Company’s Credit Agreement. Pursuant to the extension agreement (the “Waiver Extension”), NCI’s lenders agreed to waive NCI’s financial maintenance covenants and also consented to NCI entering into a definitive agreement for an equity investment in the Company without causing an event of default under the Credit Agreement. The extension will remain in effect through August 14, 2009, but will be automatically extended until September 15, 2009 to the extent that NCI enters into a definitive agreement for an equity investment prior to August 14, 2009. Under the terms of the Waiver Extension, NCI has agreed to pay (1) an additional two percent (2%) interest annually for any principal amounts due under the Credit Agreement, and (2) the Alternate Base Rate (as defined in the Credit Agreement) plus the sum of the Applicable Percentage (as defined in the Credit Agreement) then in effect for Alternate Base Rate Loans (as defined in the Credit Agreement) and two percent (2%) for any interest, fees or other amounts due under the Credit Agreement. NCI has also agreed to grant a security interest in all material owned real property. This description of the Waiver Extension is not intended to be complete and is qualified in its entirety by the complete text of the Waiver Extension attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Waiver Extension dated July 15, 2009.

99.1	Press Release dated July 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Todd R. Moore
Name:	Todd R. Moore
Title:	Executive Vice President, Secretary &
General Counsel

Dated: July 15, 2009